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                                                                  EXHIBIT 5.1

                                                           September 27, 2000

Arden Group, Inc.
2020 South Central Avenue
Compton, California 90220

Gentlemen:

         This firm has acted as counsel for Arden Group, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of an additional 35,000 shares of the Class A Common Stock, $.25 par value per share, of the Company (the "Class A Common Stock") to be issued to certain persons upon the exercise of stock options granted pursuant to the Non-Officer and Non-Director Stock Option Plan of the Company (the "Plan").

         We have examined the proceedings heretofore taken by the Company with respect to the adoption of the Plan and the amendment to the Plan to increase the number of shares of Common Stock covered thereby. It is our opinion that the additional 35,000 shares of Class A Common Stock to be issued upon the exercise of stock options granted pursuant to the Plan will, when issued in accordance with the terms thereof, be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8.

                               Respectfully submitted,

                               CROSBY, HEAFEY, ROACH & MAY,
                               PROFESSIONAL CORPORATION



                               By: /s/ DEBORAH L. GUNNY
                                  -------------------------------
                                       Deborah L. Gunny